Exhibit 10.9

Nominee Agreement

between

PayEase Beijing (HK) Limited

and

Loyalty Alliance Enterprise Corporation

December 3, 2010

NOMINEE AGREEMENT

This Nominee Agreement (this “Agreement”) is entered into as of December 3, 2010 between PayEase Beijing (HK) Limited, a Hong Kong corporation and its Subsidiaries (“PayEase Beijing” or “Nominee”), on the one hand, and Loyalty Alliance Enterprise Corporation, a Cayman Islands company, and its Subsidiaries (“Loyalty Alliance” or “Beneficial Owner”), on the other hand. Capitalized terms used herein and not otherwise defined shall have the meanings ascribed to such terms in Article I hereof.

RECITALS

WHEREAS, PayEase Corp., a Delaware corporation, and Loyalty Alliance entered into a Master Separation Agreement dated January 21, 2010, as may be amended from time to time (the “Separation Agreement”), and other Ancillary Agreements to delineate and clarify their relationship and further separate the businesses conducted by PayEase Corp. and Loyalty Alliance and their respective Subsidiaries (the “Separation”). PayEase Beijing is a wholly owned subsidiary of PayEase Corp.

WHEREAS, PayEase Beijing is party to those certain contracts and agreements relating to the Transferred Business and identified on Exhibit A hereto (each, a “Business Contract”).

WHEREAS, the parties do not wish to have title to any of the Business Contracts assigned to Loyalty Alliance in connection with the Separation, but in lieu thereof, desire to enter into arrangements as hereinafter set forth to provide Loyalty Alliance with the benefits of the Business Contracts.

NOW, THEREFORE, in consideration of the foregoing and the covenants and agreements set forth below, the parties hereto agree as follows:

ARTICLE I

DEFINITIONS

For the purpose of this Agreement, the following capitalized terms shall have the following meanings:

1.1 Ancillary Agreements. “Ancillary Agreements” means the other agreements contemplated to be entered into by the parties in the Separation Agreement or are actually entered into which are related to the separation of the businesses of Loyalty Alliance from PayEase, as such agreements may be amended from time to time.

1.2 Separation Date. “Separation Date” has the meaning set forth in the Separation Agreement.

1.3 Subcontractor. “Subcontractor” means any individual, partnership, corporation, firm, association, unincorporated organization, joint venture, trust or other entity engaged to perform hereunder.

1.4 Subsidiary. “Subsidiary” has the meaning set forth in the Separation Agreement.

1.5 Transferred Business. “Transferred Business” means the business to be transferred from PayEase Corp. to Loyalty Alliance in connection with the Separation.

ARTICLE II

BUSINESS CONTRACTS

2.1 No Assignment of Business Contracts; Transfer of Benefits; Discharge of Obligations.

(a) PayEase Beijing and Loyalty Alliance hereby acknowledge and agree that no assignment of title to any Business Contract to Loyalty Alliance (or its applicable Subsidiaries) is made under this Agreement or the General Assignment and Assumption Agreement.

(b) Nominee hereby acknowledges, declares, covenants and agrees that: (i) Nominee will hold, as and from the date hereof, the Business Contracts, and all right, title and interest therein and benefit to be derived therefrom, as nominee for and on behalf of the Beneficial Owner; (ii) Nominee otherwise has no legal or beneficial interest in the Business Contracts; and (iii) All other attributes of the beneficial ownership of the Business Contracts shall be and remain with Beneficial Owner.

(c) Nominee covenants and agrees, subject to the indemnity hereinafter provided, that it shall at all times and from time to time deal with the Business Contracts as nominee for Beneficial Owner only in accordance with the written or verbal instructions and directions of Beneficial Owner and not otherwise; and that it will do no act relating to the Business Contracts without the express authorization and direction of Beneficial Owner, and that it has no active or independent duties to perform in respect of the Business Contracts except as may be specifically provided for herein.

(d) Nominee acknowledges, declares, covenants and agrees that all income, profits, and other receipts and revenues of any nature or kind arising from the Business Contracts or the use thereof shall belong legally and beneficially to Beneficial Owner, and that Nominee has no legal or beneficial interest in such income, profits, and other receipts and revenues.

(e) Beneficial Owner hereby releases Nominee from any and all liability that Nominee may incur in respect of any action taken by Nominee either pursuant to the authorization or direction of Beneficial Owner or pursuant to the terms of this Agreement. Beneficial Owner shall indemnify and hold Nominee harmless from all liabilities of whatsoever kind and character that may arise out of any act or omission by Nominee pursuant to the terms of this Agreement and from the said expenses, obligations and responsibilities during the entire period of time that the Business Contracts is vested in Nominee pursuant to this Agreement.

(f) Nominee shall promptly transmit to Beneficial Owner copies of all notices, claims, demands or other communications, which Nominee may receive and which relate in any way to the Business Contracts. Nominee, upon the request of Beneficial Owner, shall be a nominal party to any action in response to or as a consequence of any such matter. Any such action, proceeding, negotiation or other response shall be conducted by Beneficial Owner, with counsel selected by him, and Nominee shall not, nor shall it be obligated to, take any such action itself, its only obligation being that of a nominal party thereto subject to the indemnity hereinafter provided.

(g) Loyalty Alliance will pay PayEase Beijing a reasonable annual fee in an amount to be determined in good faith by the parties after the Separation Date for the services performed by PayEase Beijing under this Agreement.

2.2 Impracticability. Loyalty Alliance shall not be obligated to perform under any Business Contract and PayEase Beijing shall not be obligated to maintain any Business Contract in effect to the extent it would violate, or result in Loyalty Alliance’s or PayEase Beijing’s violation of, any applicable laws, rules or regulations.

ARTICLE III

TERM; TERMINATION

3.1 Term. The term of this Agreement shall commence on the Separation Date and shall remain in effect until the date Loyalty Alliance notifies PayEase Beijing in writing of its intent to terminate this Agreement (the “Expiration Date”), unless earlier terminated pursuant to this Article III.

3.2 Termination. Loyalty Alliance may terminate this Agreement, either with respect to all or with respect to any one or more of the Business Contracts, for any reason or for no reason, at any time upon thirty (30) days prior written notice to PayEase Beijing. In addition, either party may terminate this Agreement, in whole or with respect to a specific Business Contract, if the other party breaches a material provision and does not cure such breach (or does not take reasonable steps required under the circumstances to cure such breach going forward) within thirty (30) days after being given notice of the breach. In addition, either party may terminate or suspend this Agreement immediately and without liability if the other party (a) files a voluntary petition in bankruptcy or otherwise seeks protection under any law for the protection of debtors; (b) a proceeding is instituted against the other party under any provision of any bankruptcy laws which is not dismissed within ninety (90) days; (c) the other party is adjudged bankrupt; (d) a court assumes jurisdiction of all or a substantial portion of the assets of the other party under a reorganization law; (e) a trustee or receiver is appointed by a court for all or a substantial portion of the assets of the other party; (f) the other party becomes insolvent or ceases or suspends all or substantially all of its business; or (g) the other party makes an assignment of the majority of its assets for the benefit of creditors.

Termination under this Section 3.2 shall not relieve Loyalty Alliance of its obligation to pay in full any charges that have been incurred up to the date of termination of this Agreement pursuant to Section 2.1(c).

3.3 Survival. Those Sections of this Agreement that, by their nature, are intended to survive termination will survive in accordance with their terms. Notwithstanding the foregoing, in the event of any termination with respect to one or more, but less than all the Business Contracts, this Agreement shall continue in full force and effect with respect to any Business Contracts not terminated hereby.

ARTICLE IV

GENERAL OBLIGATIONS; STANDARD OF CARE

4.1 Loyalty Alliance Performance Metrics. Loyalty Alliance shall maintain sufficient resources to perform its obligations hereunder. Loyalty Alliance will comply with the same specific performance metrics for a Business Contract that it uses for its own operations (but in any event no less than a reasonable standard). Loyalty Alliance shall use reasonable best efforts to discharge the applicable obligations under the Business Contracts in accordance with the terms thereof and shall exercise the same care and skill as it exercises in performing with respect to similar contracts to which it is a party (but in no event no less than a reasonable standard of care and skill).

4.2 PayEase Beijing Performance Metrics. PayEase Beijing shall use reasonable best efforts, in connection with maintaining the Business Contracts in effect, to follow the policies, procedures and practices in effect immediately prior to the Separation Date, including providing any required information and documentation sufficient for Loyalty Alliance to perform under the Business Contracts as they were performed by PayEase Beijing immediately prior to the Separation Date and making available, as reasonably requested by Loyalty Alliance, sufficient resources, access to PayEase Beijing employees and timely decisions, approvals and acceptances in order that Loyalty Alliance may perform its obligations hereunder in a timely manner.

4.3 Errors; Delays; Defaults; Breaches. Loyalty Alliance shall promptly advise PayEase Beijing of any error, omission, breach or default of which it becomes aware in connection with its performance under the Business Contracts, after having used reasonable best efforts to detect any such errors, omissions, breaches or defaults.

4.4 Good Faith Cooperation. The parties shall use reasonable best efforts to cooperate with each other in all matters relating to the discharge of their obligations under this Agreement. Such cooperation shall include exchanging information necessary to permit each party to perform its obligations hereunder.

4.5 Confidentiality. For the avoidance of doubt, the provisions of the Master Confidentiality Agreement dated of even date herewith shall govern the confidentiality restrictions applicable to information that is subject to this Agreement.

4.6 Relationship Between the Parties. The relationship between the parties established under this Agreement is that of independent contractors, and neither party is an employee, agent, partner, or joint venturer of or with the other. Nothing contained in this Agreement shall be construed to give either party the power to direct and control the day-to-day activities of the other. All financial and other obligations associated with Loyalty Alliance’s business are the sole responsibility of Loyalty Alliance. Loyalty Alliance shall be solely responsible for any employment-related taxes, insurance premiums or other employment benefits respecting Loyalty Alliance’s personnel’s performance under the Business Contracts.

4.7 Subcontractor. Loyalty Alliance and PayEase Beijing may engage a Subcontractor to perform all or any portion of their respective duties under this Agreement; provided, however, that any such Subcontractor is bound by a written agreement containing confidentiality obligations no less restrictive than those set forth in Section 4.5.

ARTICLE V

INDEMNIFICATION, WARRANTY AND LIMITATION OF LIABILITY

5.1 Indemnification. Loyalty Alliance shall indemnify and hold harmless PayEase Beijing, its successors and Affiliates, and their respective officers, directors, employees, and agents from and against all claims, liabilities, obligations, suits, causes of action, or expenses (including reasonable attorney’s fees) (collectively “Claims”) resulting, directly or indirectly, from or in connection with the Business Contracts, other than as a result from PayEase Beijing’s gross negligence or willful misconduct. Disputes, controversies and claims hereunder shall be subject to the terms of Section 3.3 of the Separation Agreement and, as applicable, Section 1.5, Section 1.6 and Article II of the Indemnification and Insurance Matters Agreement dated of even date herewith.

5.2 Limitation of Liability. IN NO EVENT SHALL PAYEASE BEIJING BE LIABLE TO LOYALTY ALLIANCE FOR ANY ACTUAL, DIRECT, SPECIAL, CONSEQUENTIAL, INDIRECT, INCIDENTAL OR PUNITIVE DAMAGES OR LOST PROFITS, HOWEVER CAUSED AND ON ANY THEORY OF LIABILITY (INCLUDING NEGLIGENCE) ARISING IN ANY WAY OUT OF THIS AGREEMENT, WHETHER OR NOT SUCH PARTY HAS BEEN ADVISED OF THE POSSIBILITY OF SUCH DAMAGES; PROVIDED, HOWEVER, THAT THE FOREGOING LIMITATIONS SHALL NOT LIMIT EITHER PARTY’S INDEMNIFICATION OBLIGATIONS SET FORTH IN THE INDEMNIFICATION AND INSURANCE MATTERS AGREEMENT.

ARTICLE VI

MISCELLANEOUS

6.1 Entire Agreement. This Agreement, the Separation Agreement and the other Ancillary Agreements and the exhibits and schedules referenced or attached hereto and thereto, constitute the entire agreement between the parties with respect to the subject matter hereof and thereof and shall supersede all prior written and oral and all contemporaneous oral agreements and understandings with respect to the subject matter hereof and thereof.

6.2 Governing Law. This Agreement shall be construed in accordance with, and governed by, the laws of the State of California, excluding its conflict of law rules. The Superior Court of Santa Clara County and/or the United States District Court for the Northern District of California shall have jurisdiction and venue over any claims of the parties that are permitted to be brought in a court of law pursuant to Section 3.3 of the Separation Agreement.

6.3 Notices. Any notice or communication given under the terms of this Agreement shall be in writing and shall be delivered in person, sent by any public or private express delivery service, signature required, or deposited with the United States Postal Service or equivalent local or successor agency, certified or registered mail, return receipt requested, postage pre-paid, addressed as set forth below, or at such other address as a party may from time to time designate by notice under this Article VI. Notice given by personal delivery or by public or private express delivery service shall be effective upon delivery, notice sent by mail shall be deemed to have occurred upon deposit of the notice in the United States mail. The inability to deliver a notice because of a changed address of which no notice was given or a rejection or other refusal to accept any notice shall be deemed to be the receipt of the notice as of the date of such inability to deliver or rejection or refusal to accept. Any notice to be given by PayEase Beijing may be given by the legal counsel and/or the authorized agent of PayEase Beijing.

If to Loyalty Alliance:	Loyalty Alliance Enterprise Corporation
2332-A Walsh Ave.
Santa Clara, CA 95051
Attention: General Counsel
Fax: (408) 567-9370

If to PayEase Beijing:	PayEase Beijing (HK) Limited
2332-A Walsh Ave.
Santa Clara, CA 95051
Attention: General Counsel
Fax: (408) 567-9370

6.4 Counterparts. This Agreement, including the exhibits and schedules hereto, may be executed in counterparts, each of which shall be deemed to be an original but all of which shall constitute one and the same agreement.

6.5 Binding Effect; Assignment. This Agreement shall inure to the benefit of and be binding upon the parties hereto and their respective legal representatives and successors in interest, and nothing in this Agreement, express or implied, is intended to confer upon any other Person any rights or remedies of any nature whatsoever under or by reason of this Agreement. Neither party may assign this Agreement or any rights or obligations hereunder, without the prior written consent of the other party, and any such assignment shall be void. Any permitted assignee shall agree to perform the obligations of the assignor of this Agreement, and this Agreement shall inure to the benefit of and be binding upon any permitted assignee.

6.6 Severability. If any term or other provision of this Agreement or the exhibits or schedules attached hereto is determined by a nonappealable decision by a court, administrative agency or arbitrator to be invalid, illegal or incapable of being enforced by any rule of law or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner to the end that transactions contemplated hereby are fulfilled to the fullest extent possible.

6.7 Failure or Indulgence Not Waiver; Remedies Cumulative. No failure or delay on the part of either party hereto in the exercise of any right hereunder shall impair such right or be construed to be a waiver of, or acquiescence in, any breach of any representation, warranty or agreement herein, nor shall any single or partial exercise or waiver of any such right preclude other or further exercise thereof or of any other right. All rights and remedies existing under this Agreement or the exhibits or schedules attached hereto are cumulative to, and not exclusive of, any rights or remedies otherwise available.

6.8 Amendment. No change or amendment shall be made to this Agreement or the exhibits or schedules attached hereto except by an instrument in writing signed on behalf of each of the parties to such agreement.

6.9 Interpretation. The headings contained in this Agreement, in any exhibit or schedule attached hereto and in the table of contents to this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. Any capitalized term used in any exhibit or schedule but not otherwise defined therein, shall have the meaning assigned to such term in this Agreement. When a reference is made in this Agreement to an article, section, exhibit or schedule, such reference shall be to an article or section of, or an exhibit or schedule to, this Agreement, unless otherwise indicated. For all purposes hereof, the terms “include”, “includes” and “including” shall be deemed followed by the words “without limitation.” Unless the context requires otherwise, any references to “PayEase Beijing” in this Agreement shall refer to PayEase Beijing and/or its Subsidiaries, and any reference to “Loyalty Alliance” shall refer to Loyalty Alliance and/or its Subsidiaries.

6.10 Force Majeure. Each party shall be excused for any failure or delay in performing any of its obligations under this Agreement, other than the obligations of Loyalty Alliance to make certain payments to PayEase Beijing pursuant to Section 2.1(c), if such failure or delay is caused by any act of God or public enemy, any accident, explosion, fire, storm, earthquake, flood, or any other circumstance or event beyond the reasonable control of the party relying upon such circumstance or event (“Force Majeure”).

[Signature page follows]

IN WITNESS WHEREOF, the parties have signed this Nominee Agreement effective as of the date first set forth above.

PAYEASE BEIJING (HK) LIMITED		LOYALTY ALLIANCE ENTERPRISE CORPORATION

By:	/s/ Deborah Wang	By:	/s/ Abraham Jou

Name:	Deborah Wang	Name:	Abraham Jou

Title:	Director	Title:	Chairman

[SIGNATURE PAGE TO NOMINEE AGREEMENT]

EXHIBIT A

Business Contracts

1)	Business Development and Customer Loyalty Cooperation Agreement between China Telecom Corporation Limited Sichuan Best Tone Service and PayEase (Beijing) Technology Ltd. dated January 16, 2010

2)	Customer Loyalty Platform and Project Operation Cooperation Agreement between China Telecom Corporation Limited Sichuan Best Tone Service and PayEase (Beijing) Technology Ltd. dated July 3, 2008

3)	Customer Loyalty Services Outsourcing Agreement between China Telecom Corporation Limited Guangdong Best Tone Service and PayEase (Beijing) Technology Ltd. dated June 2010

4)	Customer Loyalty Services Outsourcing Agreement among China Unicom Hubei Branch, PayEase (Beijing) Technology Ltd. and Beijing PayEase Electronic Business, Ltd. dated March 1, 2009

5)	Intelligent Terminal Media Publication and Application Cooperation Agreement between China Telecom Corporation Limited Sichuan Best Tone Service and PayEase (Beijing) Technology Ltd. dated December 23, 2009

6)	Joint Credit Card Marketing Agreement among China Unicom Wuhan Branch, China Merchant Bank Wuhan Branch and PayEase (Beijing) Technology Ltd. dated August 7, 2009

7)	Customer Loyalty Package Cooperation Agreement between China Telecom Best Tone Service Co., Ltd. and Beijing PayEase Electronic Business, Ltd. dated April 16, 2009 and its Supplemental Agreement dated November 13, 2009.

8)	Planning and Promotion Service Agreement for 2010 Tianyi Club Annual Campaign between China Telecom Corporation Limited, Guangdong Branch, and PayEase (Beijing) Technology Ltd. dated June 2010

*	The list of contracts included on this Exhibit A may be updated by the parties from time to time.